Stockholm, Sweden, October 26, 2021 (NYSE: VNE and SSE: VNE-SDB)

Financial Report July - September 2021
Financial Summary - Q3'21
•Active Safety drives organic sales growth, despite 20% YoY decline in light vehicle production (LVP)
•Net Sales $391 million, Net sales increase 5%, Organic Sales[1] increase 3% YoY
•Active Safety Net Sales increase 27%, Organic Sales increase 24% YoY
•Operating cash flow $(120) million
•Cash balance $420 million
•Veoneer is currently focusing on providing information relating to the on-going acquisition process and is no longer providing a forward looking outlook and will not be holding an earnings call.

Business Highlights
•Entered into a definitive merger agreement under which SSW and Qualcomm will acquire Veoneer, terminated merger agreement with Magna International Inc.
•Organic Sales growth outperformed the global LVP by ~23pp during Q3'21
•Semiconductor supply chain shortages continue to create industry production, delivery and cost challenges
•Temporary inventory buildup negatively impacted cash flow, expect the effect to reverse in fourth quarter
•ADAS and AD software unit Arriver performed first public demonstration running on the Snapdragon Ride platform, at IAA, Munich with positive feedback and reviews
•Veoneer announced as key active safety contributor to Mercedes S-Class with 4th generation Vision and Perception software enabling Level 3 self-driving
• Order intake over the Last Twelve Months (LTM) was more than $500 million of average annual sales at the end of Q3'21

Key Figures	Three Months Ended September 30					Nine Months Ended September 30
Dollars in millions, (except where specified)	2021		2020		Change	2021		2020		Change
	$	%	$	%	$	$	%	$	%	$
Net Sales	$391		$371		$20	$1,208		$918		$290
Gross Profit / Margin	$65	16.6%	$54	14.6%	$11	$183	15.1%	$110	12.0%	$73
RD&E, net / % of Sales	$(102)	(26.1)%	$(124)	(33.4)%	$22	$(326)	(27.0)%	$(299)	(32.6)%	$(27)
Operating Loss / Margin	$(89)	(22.7)%	$(103)	(27.8)%	$14	$(285)	(23.6)%	$(290)	(31.6)%	$5
Operating Cash Flow	$(120)		$1		$(121)	$(299)		$(115)		$(184)

Comments from Jan Carlson, Chairman, President and CEO

Veoneer showed strong operational performance during the third quarter. Despite a sequential drop in the light vehicle production of 12%, our net sales were essentially flat, sequentially. Through our market adjustment initiatives, we also managed to improve our gross profit and reduce our operating loss sequentially and year-over-year. I would like to direct my sincere thanks to the entire Veoneer team who continues to execute in these difficult market conditions and rapidly changing and uncertain environment.

The global underlying demand for all of our products remains very strong, but as is true for many industries and companies today, semiconductor shortages and supply chain constraints continue to hamper our growth. We are managing this situation daily, and are doing our utmost to support our customers through this difficult situation.

The gradual weakening of the LVP during the quarter was especially challenging where we saw a temporary buildup of inventory which is reflected in our working capital and cash flow. We have taken initiatives to rectify the situation and I view this as another sign of our discipline and executional strength as the full year 2021 LVP expectation eroded from a 14% growth in the beginning of the year, to virtually flat growth from the depressed COVID-19 pandemic levels in 2020.

We continue to see strong momentum for our technologies and products. During the quarter the high-volume Subaru Forrester was launched with our stereo vision camera. We also launched our 9th customer for Monovision, we announced that we are delivering key technologies for Mercedes S-Class upgrade to level 3 capabilities, and we had the first public demonstration of the Arriver-Snapdragon Ride solution to great feedback at the IAA Show in Munich.

Following the end of the quarter, we announced that we signed a merger agreement with SSW and Qualcomm for the acquisition of Veoneer by SSW and subsequent transfer of Arriver to Qualcomm. The Board of Directors determined that the $37 per share, all cash transaction offered by SSW and Qualcomm was superior to the previous transaction agreement with Magna International. The proposed transaction with SSW and subsequent SSW-Qualcomm transaction are pending and subject to various conditions and we will provide updates as appropriate.

Our focus continues to be on the day-to-day execution, delivering to our customers, overcoming shortages and logistics issues, and continuing to develop our products and technologies. I am most grateful to our people who are showing great determination and resilience through this period of internal and external change.

[1]For all Non-U.S. GAAP financial measures, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section for further discussion of the forward-looking Non-U.S. GAAP financial measures on page 11.

Page 1 of 10                                                    26 October 2021

Financial Overview for the Quarter
Sales by Product
Net Sales	Three Months Ended September 30				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2021	2020	U.S. GAAP Reported		Currency		Divestitures		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%	$	%
Restraint Control Systems	153	188	(35)	(19)%	5	2%	—	—	(40)	(21)%
Active Safety	215	170	45	27%	4	3%	—	—	41	24%
Brake Systems	11	13	(2)	(18)%	—	—	—	—	(2)	(18)%
Other	12	—	12	—	—	—	—	—	12	—
Total	$391	$371	$20	5%	$9	2%	$—	—%	$11	3%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the quarter of $391 million increased by 5% as compared to 2020. The organic sales[1] increased by 3% and the net currency translation effects were positive by 2%. Given that the LVP growth expectations declined by around 17pp from the beginning of the quarter to (20%) (according to IHS Markit), our net sales were also lower than our expectations from the beginning of the quarter. Veoneer outperformed the LVP in all regions, except rest of Asia which accounts for only around 4% of net sales.
According to IHS Markit, the main reason for the downward revisions of the LVP (from the beginning of the quarter) is the semiconductor shortages, which reduced the LVP during the quarter by close to 3.5 million vehicles.
Restraint Control Systems - Net sales for the quarter of $153 million decreased by 19% as compared to 2020. Our organic sales decline of 21%, was essentially in line with the underlying LVP changes, primarily driven by the semiconductor shortages.

Active Safety - Net sales for the quarter of $215 million increased by 27% as compared to 2020. The organic sales increase was 24%, primarily driven by an intense launch period that started in Q1 2020 and will continue throughout the remainder of 2021 and into 2022 and 2023. Asia saw the strongest growth during the quarter, driven by the continued industry wide ramp up phase for Active Safety in China and the continued ramp up of our Subaru customer programs in Japan.
Strong volume demand for mono, stereo and thermal camera systems, ADAS ECUs and driver monitoring systems on several models, and across multiple customers drove the increase in organic sales. Radar systems also continued to grow, although at a slower rate, reflecting a continued successful transition to 77GHz radars.
Brake Systems and Other - The combined net sales for the quarter was $23 million. The Brake Systems sales of $11 million are related to the Honda legacy business and $12 million of Other sales are Brake ECUs to ZF.

Income Statement
Gross Profit - Gross profit for the quarter of $65 million was $11 million higher as compared to 2020. The YoY improvement was mainly driven by the organic sales growth resulting from the continued ramp up of recent vehicle launches, along with the continued benefits from the Market Adjustment Initiatives (MAI). These positive effects were partly mitigated by higher costs related to supply chain constraints of approximately $2 million. The currency impact was $3 million
Operating Loss - Operating loss for the quarter of $89 million decreased by $14 million as compared to 2020, mainly due to the higher sales and the continued effects from the MAIs, while net currency effects were $3 million.
RD&E, net of $102 million decreased by $22 million for the quarter as compared to 2020, mainly as a result of lower personnel costs and higher customer reimbursements.
SG&A expense of $38 million for the quarter decreased by around $5 million as compared to 2020 reflecting the continued effects from our efficiency focus under the MAI program.

Other expense net of $12 million was mainly due to extra costs relating to the on-going merger transaction.
Net Loss - Net loss for the quarter of $94 million decreased by $38 million as compared to 2020, when the net loss was negatively affected by a non-cash impairment charge of $24 million related to the dissolution of the Zenuity joint venture in 2020.
Interest, net and other non-operating items, net combined for the quarter of $5 million, increased by $1 million as compared to 2020.
Income tax expense of $3 million for the quarter increased by $3 million as compared to 2020. There were no discrete tax items during the quarter.
Loss per Share - The loss per share of $0.84 for the quarter decreased by $0.34 per share as compared to a loss of $1.18 per share for the same period in 2020.

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $120 million during the third quarter was $121 million higher as compared to 2020, which was primarily due to the negative changes in net working capital.
Net cash used in investing activities - Net cash used in investing activities of $17 million was due to capital expenditures of $16 million, and equity method investments of $1 million.
Cash flow before financing activities[1] - The cash flow before financing activities of $(137) million for the third quarter decreased from $6 million as compared to 2020. This was primarily due to changes in net working capital and positive effects from the dissolution of the Zenuity joint venture in 2020.

Net Working Capital[1] - Net working capital for the third quarter of $5 million increased by $122 million as compared to 2020, mainly due to temporary timing effects relating to inventory.
Capital Expenditures - Capital expenditures of $16 million for the quarter decreased by $3 million as compared to 2020 mainly due to lower investments in facility expansions.
Cash and cash equivalents - At the end of the period, the Company had cash and cash equivalents of $420 million, which decreased by $136 million during the third quarter mainly due to the operating cash flow of $(120) million, resulting from the temporary buildup of inventory and capital expenditures of $(16) million, .

Page 2 of 10                                                    26 October 2021

Financial Overview Year to Date

Sales by Product
Net Sales	Nine Months Ended September 30				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2021	2020	U.S. GAAP Reported		Currency		Divestiture		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%	$	%
Restraint Control Systems	517	450	67	15%	20	5%	—	—%	47	10%
Active Safety	618	411	207	50%	26	6%	—	—%	181	44%
Brake Systems	35	57	-22	(37)%	—	—%	(24)	(43)%	2	11%
Other	38	$—	38	—	—	—%	—	—%	38	—%
Total	$1,208	$918	$290	32%	$46	5%	$(24)	(3)%	$268	30%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the first nine months increased by 32% to $1208 million as compared to 2020. Our organic sales[1] grew 30%, as compared to the 10% increase in LVP for the same period (according to IHS Markit). The remainder of the increase was from net currency translation effects of 5%, and the impact from the brake system divestiture of $(24) million.
During the first nine months, the organic sales increased in North America, Europe and Asia by 26%, 24% and 42%, respectively. The strong organic sales growth reflects the rebound from the negative COVID-19 effects in 2020 which started to affect China in the first quarter and the rest of the world in the second quarter. This strong organic growth was further driven by Veoneer's intense launch period which started in the first quarter 2020 and will continue throughout the remainder of 2021 and into 2022 and 2023.
Restraint Control Systems - Net sales for the first nine months of $517 million increased by 15% as compared to 2020. The organic sales increase of 10% was primarily due to the LVP increase driving higher volumes in all regions.

Active Safety - Net sales for the first nine months increased by 50% to $618 million as compared to 2020. This increase was primarily driven by the organic sales growth of 44%. The strong outperformance compared to the LVP was driven by all regions.
As part of Veoneer's on-going strong launch phase as well as the rebound from the negative COVID-19 effects in 2020 all product areas within Active Safety showed strong growth. Radar systems and vision contributed in particular, but also night vision, Driver Monitoring Systems and ADAS ECU's experienced strong growth based on new launches.
Brake Systems and other - Organic sales for the first nine months increased by 126% to $73 million as compared to 2020, mainly driven by sales of brake ECU's to ZF.

Income Statement
Gross Profit - The gross profit for the first nine months of $183 million was $73 million higher as compared to 2020. The strong organic sales growth as well as continued benefit from the MAIs were the key contributors, which more than offset the extra costs related to supply chain constraints. Net currency effects were $13 million. The brake systems divestiture impact was $(4) million
Operating Loss - The operating loss for the first nine months of $285 million was $5 million lower as compared to 2020. The underlying operating performance improved more YoY, however this effect was partly offset by above normal engineering reimbursements in the second quarter of 2020. Net currency effects were $1 million and the brake systems divestiture impact was $(1) million.
RD&E, net of $326 million increased by $27 million as compared to 2020, due to $81 million higher than normal engineering reimbursements in the second quarter of 2020, which was partly offset by a lower underlying RD&E run rate and the brake system divestiture impact of $28 million.
SG&A expense of $118 million for the first nine months decreased by $6 million as compared to 2020 including a $1 million positive impact from the brake system divestiture.
Other income and amortization of intangibles combined were $47 million lower for the first nine months as compared to 2020 mainly due to the temporary positive effects from the divestiture of the brake systems joint venture in the first half of 2020, merger related costs of approximately $11 million and restructuring related costs year to date of approximately $5 million.

Net Loss - The net loss for the first nine months of $298 million decreased by $155 million as compared to 2020, primarily due to the strong organic sales growth and lower net costs related to the divestiture of the Zenuity joint venture and non-cash net loss on the divestiture of the brake systems business in 2020.
Interest expense, net for the first nine months was $7 million higher as compared to 2020 due to lower interest income. Other non-operating items, net of $1 million improved by $1 million.
Income tax expense of $12 million for the first nine months was $14 million lower as compared to 2020. This was primarily due to a discrete tax expense of $22 million on the VNBS sale in 2020.
The non-controlling interest expense was $1 million favorable as compared to 2020, when it was $(1) million, due to the brake systems divestiture.
Loss per Share - The loss per share of $2.66 for the first nine months decreased by $1.41 as compared to 2020, mainly due to the net loss effect mentioned above.

Page 3 of 10                                                    26 October 2021

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $299 million during the first nine months was $184 million higher as compared to 2020. The change was primarily driven by the net working capital change, which was partly offset by the lower net loss.
Net cash used in/ provided by investing activities - Net cash used in investing activities of $35 million during the first nine months was $139 million lower as compared to 2020. This was mainly due to the proceeds from the VNBS divestiture of $176 million in 2020.
Cash flow before financing activities[1] - The cash flow before financing activities of $(334) million for the first nine months was $323 million lower compared to 2020 mainly due to the VNBS divestiture in 2020 and timing effects in working capital.

Net Working Capital[1] - The net working capital increase by $122 million for the first nine months as compared to 2020 was mainly due to timing effect related to a build up of inventory and the COVID-19 impact in 2020..
Capital Expenditures - Capital expenditures of $46 million for the first nine months decreased by $24 million as compared to 2020 mainly due to lower investments in facility expansions. The benefit of the VNBS-Asia divestiture was $1 million.
Cash and cash equivalents - At the end of the quarter the company had cash and cash equivalents of $420 million, compared to $758 million at the end of the fourth quarter 2020.

Key Ratios	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2020
Dollars in millions, (except where specified)	2021	2020	2021	2020
Gross Margin % [1]	16.6	14.6	15.1	12.0	15.3	13.3
SG&A %	(9.7)	(11.5)	(9.8)	(13.5)	(9.6)	(12.0)
RD&E %	(26.1)	(33.4)	(27.0)	(32.6)	(26.1)	(29.7)
Operating Margin % [2]	(22.7)	(27.8)	(23.6)	(31.6)	(21.7)	(26.7)
Depreciation and Amortization %	(7.3)	(7.1)	(7.1)	(8.0)	(7.0)	(7.5)
EBITDA % [3]	(15.4)	(20.7)	(16.4)	(23.6)	(14.8)	(19.2)
Capital Expenditures %	(4.1)	(5.1)	(3.8)	(7.6)	(4.0)	(6.6)
Net Working Capital [4]	$5	$(117)	$5	$(117)	$5	$(97)
Operating Cash flow [5]	$(120)	$1	$(299)	$(115)	$(376)	$(192)
Shareholders’ Equity [6]	$934	$1,298	$934	$1,298	$934	$1,239
Cash and Cash Equivalents	$420	$846	$420	$846	$420	$758
Weighted average number of shares outstanding [6]	111.96	111.59	111.83	111.55	111.83	111.56
Net loss per share – basic [7]	$(0.84)	$(1.18)	$(2.66)	$(4.07)	$(3.48)	$(4.89)
Total Shareholders’ Equity per share	$8.34	$11.63	$8.35	$11.64	$8.35	$11.11
Number of Associates at period-ending [8]	6,046	6,175	6,046	6,175	6,046	6,184
Number of Total Associates at period-ending [9]	7,242	7,433	7,242	7,433	7,242	7,543
Days Receivables Outstanding [10]	56	51	54	58	54	57
Days Inventory Outstanding [11]	44	31	36	37	34	35
[1] Gross profit relative to sales. [2] Operating income relative to sales. [3] See EBITDA reconciliation to net loss on page 11. [4] Total current assets excluding cash and cash equivalents minus total current liabilities excluding short-term debt. [5] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [6] Basic number of shares used to compute net loss per share in millions. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from the loss per share calculation. [7] Excluding non-controlling interest. [8] Employees with a continuous employment agreement, recalculated to full time equivalent heads. [9] Includes temporary hourly personnel. [10] Outstanding receivables relative to average daily sales. [11] Outstanding inventories relative to average daily sales.

COVID-19 and supply constraint commentary
Veoneer is executing to minimize the impact from the supply chain constraints in semiconductors. These effects are likely to remain at least until the end of 2021 although we do expect a gradual recovery to take place. Currently it is hard to predict the pace of the recovery, but as underlying consumer demand continues to look strong, we anticipate a gradual recovery in 2022.
For 2021 and the upcoming years, the most important driver for Veoneer’s business is new customer and technology launches, which we continue to expect to drive out-performance as compared to the global LVP.
As noted in prior results announcements, in response to the pandemic, the Company continues to expand its Market Adjustment Initiatives (MAIs) to further mitigate the impact of the pandemic on its cash flow and operating results.
The COVID-19 pandemic continues to cause significant uncertainty in the global economy. This includes the automotive industry and the global LVP for 2021 and the upcoming years ahead, which are dependent on underlying consumer demand. Simultaneously and triggered by the COVID-19 pandemic, the automotive industry, like other industries dependent on semiconductors, is experiencing challenges in the supply of Semiconductors. This supply constraint and other uncertainties may continue to have an adverse effect on industry performance and our business. The health and safety of our associates continues to be our first priority, and we are taking the necessary actions to continue to protect our associates, safeguard our operations and meet our customers' needs while managing through these unprecedented circumstances.

Deliveries per Quarter (units 000's)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Restraint Control Systems	2,913	3,462	3,676	4,290	2,727
Active Safety	2,587	2,262	2,332	2,491	2,030
Page 4 of 10                                                    26 October 2021

Associates		September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
TOTAL		7,242	7,303	7,512	7,543	7,433
Whereof:	Direct Manufacturing	1,431	1,452	1,489	1,452	1,370
	RD&E	4,196	4,221	4,408	4,476	4,454
	Temporary	1,196	1,257	1,372	1,359	1,258

Associates, net decreased by 61 to 7,242 during the quarter as compared to 7,303 in the previous quarter.
The decrease was mainly attributable to a decrease in RD&E associates and to a lesser extent in direct labor. The decreases were a result of the on-going MAIs.

Compared to September 30, 2020 the total number of associates decreased by 191. In support of increased production volumes direct manufacturing associates increased by 61, while RD&E staff decreased by 258 as a part of our on-going MAI's.

Other Topics and Events
Filings - Please refer to our Annual Report for definitions of terms used in this report. Veoneer’s annual report on Form 10-K, quarterly reports on Form 10-Q, press releases, current reports on Form 8-K, proxy statement and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com.
Reporting Tables - Values in tables and other compilations have been rounded separately, therefore minor rounding differences may occur.
Next Report - The next Veoneer earnings report for the fourth quarter of 2021 is planned for Wednesday, February 2, 2022.
Contacts: Thomas Jonsson - EVP Communications & IR, +46 8 527 762 27 or thomas.jonsson@veoneer.com

Announcements during and subsequent to the third quarter
July 22/23 - Magna International Inc. and Veoneer, Inc announced that they had entered into a definitive merger agreement under which Magna will acquire Veoneer. Pursuant to the agreement, Magna was to acquire all of the outstanding shares of Veoneer at a price of $ 31.25 per share in cash.
August 5 - Veoneer confirmed that it had received a non-binding proposal from Qualcomm Incorporated to acquire all of the outstanding shares of Veoneer at a price of $37.00 per share in cash, (the “Qualcomm Proposal”).
August 8 - Veoneer announced that its board of directors had determined that the Qualcomm Proposal would reasonably be expected to result in a “Superior Proposal”, as defined under the terms of Veoneer’s merger agreement with Magna. As a result of the Board’s determination, Veoneer engaged in discussions with Qualcomm.
August 20 - Veoneer announced that it had, as part of the process following the previously announced merger agreement with Magna filed a preliminary proxy statement with the Securities and Exchange Commission for a special meeting of stockholders to consider the merger agreement with Magna.
September 2 - Veoneer announced that it set a date of October 19, 2021 for its special meeting of stockholders to consider the merger agreement with Magna.

September 6 - Veoneer announced that it is a proud contributor to the Highly Automated Driving solution in the Mercedes-Benz S-class, equipped to offer level 3 hands-off self-driving tech.
September 9 - Veoneer announced that it had filed a definitive proxy statement with the Securities and Exchange Commission for a Special Meeting of stockholders to consider the merger agreement with Magna.
September 13 - Veoneer confirmed that it had received an updated non-binding proposal from Qualcomm Incorporated providing for the acquisition of all of the outstanding shares of Veoneer at a price of $37.00 per share in cash.
September 20 - Magna and Veoneer, announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, in connection with the previously announced acquisition of Veoneer by Magna.
October 4 - Veoneer, Qualcomm Incorporated and SSW Partners, a New York-based investment partnership, announced they had entered into a definitive merger agreement for the acquisition of Veoneer for $37.00 per share in an all-cash transaction, representing a total equity value for Veoneer of $4.5 billion. Veoneer terminated its prior acquisition agreement with Magna and canceled its October 19, 2021 special meeting of stockholders that was previously scheduled to approve that agreement.
October 15 - Veoneer announced that it had been recognized as a top-performing global supplier at the 23rd annual Ford World Excellence Awards. Veoneer was announced as a Create Must-Have Products winner at Ford Motor Company’s virtual event.
October 20 – Veoneer, as part of the process following the previously announced merger agreement with SSW and Qualcomm, made the filing required under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 (“HSR Act”), as amended, and the rules and regulations thereunder. The applicable waiting period under the HSR Act is set to expire at 11:59 p.m. on November 19, 2021.
October 25 - Veoneer, as part of the process following the previously announced merger agreement with SSW and Qualcomm, filed a preliminary proxy statement with the Securities and Exchange Commission for a special meeting of stockholders to consider such merger agreement.

Definitions: AD - Autonomous Driving, ADAS - Advanced Driver Assistance Systems, AV (Autonomous Vehicle), CPV - Content per Vehicle, CMD - Capital Markets Day, ECU - Electronic Control Unit, JV - Joint Venture, LTM - Last Twelve Months, LVP - Light Vehicle Production according to IHS Markit, MAIs - Market Adjustment Initiatives OEM - Original Equipment Manufacturer, Order Book - Estimated total future sales attributable to documented new business awarded, based on estimated product volumes and pricing and exchange rates, Order Intake - Estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products, and exchange rates, PP - Percentage Points, RCS (Restraint Control Systems), TAM (Total Addressable Market), VNBS JV - Veoneer Nissin Brake Systems Joint Venture, YoY - Year over Year.

This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 12:00 CET on Tuesday, October 26, 2021. Inquiries - Company Corporate website www.veoneer.com.

Qualcomm, Snapdragon, Snapdragon Ride are trademarks or registered trademarks of Qualcomm incorporated. Arriver is a registered trademark of Veoneer, Inc.
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Safe Harbor Statement Additional Information and Where to Find it
This communication may be deemed to be solicitation material in connection with the proposed acquisition of Veoneer pursuant to a definitive Agreement and Plan of Merger (the “merger agreement”) among Veoneer,Qualcomm, SSW and SSW Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of SSW. In connection with the proposed merger, Veoneer intends to file relevant materials with the United States Securities and Exchange Commission (SEC), including a proxy statement which will be mailed or otherwise disseminated to Veoneer‘s stockholders. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VEONEER AND THE PROPOSED MERGER. Stockholders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about Veoneer or the proposed merger, once such documents are filed with the SEC, free of charge at the SEC's website at www.sec.gov, or from Veoneer at https://www.veoneer.com/en/investors or by directing a request to Veoneer’s Investor Relations Department at thomas.jonsson@veoneer.com.

Participants in the Solicitation
Veoneer, Qualcomm and SSW and certain of their respective directors and executive officers may be deemed to be "participants" in the solicitation of proxies from Veoneer’s stockholders in connection with the merger. Information about Veoneer’s directors and executive officers and their direct or indirect interests in Veoneer, by security holdings or otherwise, is set forth in Veoneer’s proxy statement on Schedule 14A for its 2021 annual meeting of stockholders filed with the SEC on March 29, 2021. To the extent holdings of Veoneer’s securities by such participants (or the identity of such participants) have changed, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 subsequently filed with the SEC. Information about Qualcomm’s directors and executive officers is set forth in Qualcomm’s proxy statement on Schedule 14A for its 2021 annual meeting of stockholders filed with the SEC on January 21, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement filed with the SEC regarding the proposed merger, if and when it becomes available.

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Veoneer Forward-Looking Statements
This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. The reader is cautioned not to rely on these forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed merger or to make any filing or take other action required to consummate such merger in a timely matter or at all. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Risks and uncertainties include, but are not limited to: (i) the merger may involve unexpected costs, liabilities or delays; (ii) the failure to satisfy the conditions to the consummation of the transaction, including approval of the merger by Veoneer’s stockholders and the receipt of certain governmental and regulatory approvals on the terms or at the timing expected; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (iv) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected;
(v) risks related to diverting management attention from ongoing business operations; (vi) the business of Veoneer may suffer as a result of uncertainty surrounding the merger or the potential adverse changes to business relationships resulting from the proposed merger; and (vii) the outcome of any legal proceedings that may be instituted against Veoneer or Qualcomm related to the merger agreement or the transaction contemplated thereby.

Additional factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: general economic conditions; cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; further decreases in light vehicle production; impact of COVID-19 on our customers and their production and product launch schedules; impact of COVID-19 on the Company’s financial condition, business operations and liquidity; impact of COVID-19 on our suppliers and availability of components for our products; the development and commercial success of the software and integrated platform contemplated by the agreement with Qualcomm Technologies; our ability to achieve the intended benefits from our separation from our former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; higher raw material, energy and commodity costs; supply chain disruptions and component shortages impacting the Company or the automotive industry; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; our ability to share RD&E costs with our customers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our tax rate; dependence on key personnel; and legislative or regulatory changes impacting or limiting our business; political conditions.

The foregoing list of factors is not exhaustive. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Veoneer’s financial condition, results of operations, credit rating or liquidity.

You should carefully consider the foregoing factors and the other risks and uncertainties relating to Veoneer described in Veoneer’s Annual Report on Form 10-K for the most recently completed fiscal year, and other reports and documents filed by Veoneer from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Copies of these filings are available online at www.sec.gov. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Veoneer assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Veoneer does not give any assurance that it will achieve its expectations.

Page 6 of 10                                                    26 October 2021

Consolidated Income Statement	Three Months Ended September 30		Nine Months Ended September 30
Dollars in millions, (except per share data)	2021	2020	2021	2020	Last 12 Months	Full Year 2020
Net sales	$391	$371	$1,208	$918	$1,663	$1,373
Cost of sales	(326)	(317)	(1,025)	(808)	(1,408)	(1,191)
Gross profit	65	54	183	110	255	182
Selling, general & administrative expenses	(38)	(43)	(118)	(124)	(159)	(165)
Research, development & engineering expenses, net	(102)	(124)	(326)	(299)	(434)	(407)
Amortization of intangibles	(2)	(1)	(6)	(4)	(8)	(6)
Other (expense)/ income, net	(12)	11	(18)	27	(16)	29
Operating loss	(89)	(103)	(285)	(290)	(362)	(367)
Loss on divestiture and assets impairment charge, net	—	(24)	—	(91)	—	(91)
Gain (loss) from equity method investment	3	(1)	12	(39)	11	(39)
Interest (expense)/ income, net	(4)	(4)	(14)	(7)	(18)	(11)
Other non-operating items, net	(1)	—	1	—	(3)	(4)
Loss before income taxes	(91)	(132)	(286)	(427)	(372)	(512)
Income tax expense	(3)	—	(12)	(26)	(18)	(32)
Net loss [1]	(94)	(132)	(298)	(453)	(390)	(544)
Less: Net loss attributable to non-controlling interest	—	—	—	1	—	1
Net loss attributable to controlling interest	$(94)	$(132)	$(298)	$(454)	$(390)	$(545)
Net loss per share – basic [2]	$(0.84)	$(1.18)	$(2.66)	$(4.07)	$(3.48)	$(4.89)
Weighted average number of shares outstanding [2]	111.96	111.59	111.83	111.55	111.83	111.56
[1] Including Corporate and other sales. [2] Basic number of shares in millions used to compute net loss per share. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from loss per share calculation.

Page 7 of 10                                                    26 October 2021

Consolidated Balance Sheet	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Dollars in millions
Assets
Cash & cash equivalents	419	555	644	758	846
Restricted cash	1	1	1	—	—
Receivables, net	271	257	282	292	245
Inventories, net	187	157	138	134	124
Related party receivables	5	8	7	9	6
Prepaid expenses and contract assets	44	44	36	36	32
Other current assets	16	13	13	15	20
Total current assets	$943	$1,035	$1,121	$1,244	$1,273
Property, plant & equipment, net	390	403	408	431	413
Right of use assets, operating lease	83	85	84	89	86
Equity method investment	22	18	17	153	138
Goodwill	317	318	317	317	314
Intangible assets, net	17	18	19	21	22
Deferred tax assets	5	5	5	6	6
Other non-current assets	19	18	18	27	27
Total assets	$1,796	$1,900	$1,989	$2,288	$2,279
Liabilities and equity
Accounts payable	257	262	258	257	223
Related party payables	1	1	1	2	1
Accrued expenses	201	200	208	232	230
Income tax payable	5	7	4	25	28
Related party short-term debt	—	—	—	16	14
Other current liabilities	58	60	56	55	51
Total current liabilities	$522	$530	$527	$587	$547
4% Convertible Senior Notes due 2024	177	174	172	170	167
Pension liability	20	20	20	20	18
Deferred tax liabilities	13	12	12	12	10
Operating lease non-current liabilities	66	69	68	71	68
Financial lease non-current liabilities	45	46	47	46	42
Related party long-term debt	—	—	—	115	103
Other non-current liabilities	19	19	21	28	26
Total non-current liabilities	$340	$340	$340	$462	$434
Equity
Common stock	112	112	111	111	111
Additional paid-in capital	2,356	2,354	2,352	2,349	2,349
Accumulated deficit	(1,524)	(1,431)	(1,330)	(1,226)	(1,135)
Accumulated other comprehensive (loss)/ income	(10)	(5)	(11)	5	(27)
Total Equity	$934	$1,030	$1,122	$1,239	$1,298
Total liabilities and Equity	$1,796	$1,900	$1,989	$2,288	$2,279
Page 8 of 10                                                    26 October 2021

Consolidated Cash Flow Statement	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2020
Dollars in millions	2021	2020	2021	2020
Operating activities
Net loss	$(94)	$(132)	$(298)	$(453)	$(390)	$(544)
Depreciation and amortization	29	27	86	73	116	103
Loss on divestiture and assets impairment charge, net	—	24	—	91	—	91
Other, net	4	13	3	45	20	61
Change in operating assets and liabilities	(59)	69	(90)	129	(122)	97
Net cash (used in)/ provided by operating activities [1]	$(120)	$1	$(299)	$(115)	$(376)	$(192)
Investing activities
Capital expenditures	(16)	(19)	(46)	(70)	(67)	(91)
Proceeds from Divestitures	—	22	—	198	—	198
Equity method investment	(1)	35	11	9	11	9
Net decrease other non-current assets	—	—	—	—	2	2
Proceeds from sale of property, plant and equipment	—	10	—	10	—	10
Acquisition of intangible assets	—	(10)	—	(10)	—	(10)
Acquisition of business and interest in affiliates, net of cash paid	—	(33)	—	(33)	—	(33)
Net cash (used in)/ provided by investing activities	$(17)	$5	$(35)	$104	$(54)	$85
Financing activities
Proceeds from exercise of stock options	—	—	1	—	1	—
(Repayment of) / proceeds from long-term debt	(2)	—	(1)	(1)	(1)	(1)
Repayment of short-term debt	—	(17)	(2)	(2)	(3)	(3)
Dividend paid to non-controlling interest	—	—	—	(5)	—	(5)
Net cash used in financing activities	$(2)	$(17)	$(2)	$(8)	$(3)	$(9)
Effect of exchange rate changes in cash [2]	3	6	(2)	6	7	15
Decrease in cash and cash equivalents	$(136)	$(5)	$(338)	$(13)	$(426)	$(101)
Cash and cash equivalents at beginning of period	556	851	758	859	846	859
Cash and cash equivalents at end of period [3]	$420	$846	$420	$846	$420	$758
[1] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [2] Including cash equivalents, [3] As of September 30, 2021 cash and cash equivalents includes $1 million of restricted cash.

Non-U.S. GAAP Financial Measures
Non-U.S. GAAP financial measures are reconciled throughout this report.
In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company's sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company's business because the Company generates approximately 68% of its sales in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. The Company has historically made several acquisitions and divestitures, although none that impacted the reporting periods in question. Organic sales and organic sales growth represent the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates on the Company’s performance. The tables in this report present the reconciliation of changes in the total U.S. GAAP net sales to changes in organic sales growth.
The Company uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization and including loss from equity method investment. The tables below provide reconciliations of net income (loss) to EBITDA.
The Company uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) minus current liabilities excluding short-term debt and net assets and liabilities held for sale. The Company also uses in this report cash flow before financing activities, a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities plus net cash used in investing activities. The Company also uses in this report free cash flow a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities less capital expenditures. Management uses these measures to improve its ability to assess operating performance at a point in time as well as the trends over time. The tables below provide a reconciliation of current assets and liabilities to net working capital, cash flow before financing activities and free cash flow.
Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. These measures, as defined, may not be comparable to similarly titled measures used by other companies.
Forward-looking non-U.S. GAAP financial measures used in this report are provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as foreign currency exchange rates and future investing activities, cannot be reasonably predicted or determined. As a result, such reconciliations are not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.
Page 9 of 10                                                    26 October 2021

Reconciliations of U.S. GAAP to Non-U.S. GAAP Financial Measures
Net Loss to EBITDA	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2020
Dollars in millions	2021	2020	2021	2020
Net Loss	$(94)	$(132)	$(298)	$(454)	$(390)	(544)
Gain on divestiture and assets impairment charge, net	—	24	—	91	—	91
Depreciation and amortization	29	26	86	73	116	103
Gain (loss) from equity method investment	(3)	1	(12)	39	(11)	39
Interest and other non-operating items, net	5	4	13	8	21	16
Income tax expense	3	—	12	26	18	32
EBITDA	$(60)	$(77)	$(199)	$(217)	$(246)	$(263)

Working Capital to Net Working Capital	September 30, 2021	September 30, 2020	June 30, 2021	June 30, 2020	December 31, 2020	December 31, 2019
Dollars in millions
Total current assets	$943	$1,273	$1,035	$1,260	$1,244	$1,649
less Total current liabilities	522	547	530	429	587	591
Working Capital	$421	$726	$505	$831	$657	$1,058
less Cash and cash equivalents	(420)	(846)	(556)	(851)	(758)	(859)
less Short-term debt	4	3	4	20	4	3
less Net of Assets and Liabilities held for sale	—	—	—	(11)	—	(199)
Net Working Capital	$5	$(117)	$(47)	$(11)	$(97)	$3

Cash Flow before Financing Activities	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2020
Dollars in millions	2021	2020	2021	2020
Net cash (used in)/ provided by Operating Activities	$(120)	$1	$(299)	$(115)	$(376)	$(192)
plus Net cash (used in)/ provided by Investing Activities	(17)	5	(35)	104	(54)	85
Cash flow before Financing Activities	$(137)	$6	$(334)	$(11)	$(430)	$(107)

Free Cash flow	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2020
Dollars in millions	2021	2020	2021	2020
Net cash (used in)/ provided by Operating Activities	$(120)	$1	$(299)	$(115)	$(376)	$(192)
less Capital expenditures	(16)	(19)	(46)	(70)	(67)	(91)
Free Cash flow	$(136)	$(18)	$(345)	$(185)	$(443)	$(283)

Page 10 of 10                                                    26 October 2021